Exhibit 9

April 23, 2009

The Prudential Insurance Company of America

751 Broad Street

Newark, New Jersey 07102-3777

Gentlemen:

In my capacity as Vice President and Corporate Counsel, The Prudential Insurance Company of America, I have reviewed the establishment of the PRIAC Variable Contract Account A (the “Account”) on October 6, 2006, by the Separate Account Committee pursuant to a resolution of the PRIAC Board of Directors, as a separate account for assets applicable to certain variable annuity contracts, pursuant to section 38a-433 of the laws of the State of Connecticut, and relevant documents contained in the registration statement.

I was responsible for oversight of the preparation of the Post-Effective Amendment No. 2 of the Registration Statement, Registration Number 333-145632 under the Securities Act of 1933 for the registration of certain interests in variable annuity contracts issued with respect to the Account.

I am of the following opinion:

(1)	PRIAC was duly organized under the laws of Connecticut and is a validly existing insurance company.

(2)	The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Connecticut law.

(3)	The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable annuity contracts is not chargeable with liabilities arising out of any other business PRIAC may conduct.

(4)	Assuming that the variable annuity contracts are issued in accordance with their terms, and that any necessary payment for the contracts is received by PRIAC, the variable annuity contracts are legally issued and are valid and binding obligations of PRIAC.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Adam Scaramella, Esq.
Adam Scaramella, Esq. Vice President and Corporate Counsel